EX-33.1
(logo) COLONIAL SAVINGS


Management's Assertion Concerning Compliance with Regulation AB Criteria


February 28, 2008


Colonial Savings, F.A. (Asserting Party) is responsible for assessing compliance as of and for the period from and including January 1, 2007 through December 31, 2007 (Reporting Period) with the minimum servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the CFR).

The Asserting Party has assessed its compliance with the applicable servicing criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects with the Applicable Servicing Criteria with respect to the platform taken as a whole.

Payne Smith & Jones, P.C., an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period as set forth in this assertion.


/s/ Jim E. DuBose
Jim E. Dubose
President, Chief Executive Officer

/s/ Ben Dempsey
Ben Dempsey
Executive Vice President, Chief Financial Officer


2626A WEST FREEWAY, FORT WORTH, TEXAS 76102 Office: 817-390-2000 www.colonialsavings.com